Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333- 184466) of The Howard Hughes Corporation;
(2)
Registration Statements (Form S-8 No. 333-170431, Form S-8 No. 333-170432, Form S-8 No. 333-171909, and Form S-8 No. 333-171910) pertaining to the 2010 Amended and Restated Incentive Plan of The Howard Hughes Corporation;

of our reports dated February 27, 2020, with respect to the consolidated financial statements of The Howard Hughes Corporation and the effectiveness of internal control over financial reporting of The Howard Hughes Corporation included in this Annual Report (Form 10-K) of The Howard Hughes Corporation for the year ended December 31, 2019.
/s/ Ernst & Young LLP
Dallas, Texas
February 27, 2020